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                                                                     EXHIBIT 3.1


                              AMENDED AND RESTATED


                          CERTIFICATE OF INCORPORATION


                                       OF


                      SUNSHINE MINING AND REFINING COMPANY


                            (A DELAWARE CORPORATION)

                  The present name of the Corporation is Sunshine Mining and Refining Company. The Corporation was incorporated under the name "Sunshine Holdings, Inc." by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on June 1, 1988. This Amended and Restated Certificate of Incorporation of the Corporation, which both restates and further amends the provisions of the Corporation's Certificate of Incorporation, was adopted in accordance with Section 303 of the General Corporation Law of the State of Delaware. Provision for this Amended and Restated Certificate of Incorporation is contained in an order dated December 5, 2000, of the United States Bankruptcy Court for the District of Delaware in In re: Sunshine Mining and Refining Company, et. al. The Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

                                   ARTICLE I
                                      NAME

                  The name of the Corporation is Sunshine Mining and Refining Company (the "Corporation").

                                   ARTICLE II
                     REGISTERED OFFICE AND REGISTERED AGENT

                  The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of its registered agent at that address is The Corporation Trust Company.

                                  ARTICLE III
                               CORPORATE PURPOSES

                  The purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

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                                   ARTICLE IV
                                  CAPITAL STOCK

                  The total number of shares of all classes of capital stock that the Corporation is authorized to issue is two hundred and twenty million (220,000,000) shares, 200,000,000 of which shares shall be common stock, par value $0.01 per share ("COMMON STOCK") and 20,000,000 of which Shares shall be designated as Preferred Stock, par value $0.01 per share ("Preferred"). The Board of Directors of the Corporation is expressly authorized to provide from time to time for the issue of all or any of the shares of Preferred in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, and such designations, preferences, and relative, participating, optional or other special rights, and such qualifications, limitations, or restrictions thereof, as shall be stated and express in the resolution or resolutions adopted by the Board of Directors of the Corporation providing for the issue of such shares and as may be permitted by the DGCL. All shares of capital stock shall be "voting" as required by Section 1123(a) of the United States Bankruptcy Code.

                                   ARTICLE V
                               CORPORATE EXISTENCE

                  The Corporation is to have perpetual existence.

                                   ARTICLE VI
                             THE BOARD OF DIRECTORS

                  (a) Number of Directors. The number of directors comprising the Board of Directors of the Corporation shall be five.

                  (b) Election of Directors. Elections of directors need not be by written ballot unless the by-laws of the Corporation so provide.

                  (c) Classification of Directors. The directors of the Corporation shall be divided into three classes. The term of office of the directors of Class I shall expire at the annual meeting of the stockholders of the Corporation in 2002. The term of office of the directors of Class II shall expire at the annual meeting of the stockholders of the Corporation in 2003. The term of office of the directors of the Class III shall expire at the annual meeting of the stockholders of the Corporation in 2004. At each annual election of directors, directors shall be chosen for a full three-year term to succeed those whose terms expire. Directors elected from time to time other than as successors to directors whose terms have expired, or to fill the remaining term of a director previously elected, shall be assigned by the Board of Directors of the Corporation to the first, second or third class so as to maintain, so far as is possible, equal numbers of directors in each class.

                  (d) Vacancies. Except as required by law or this Certificate, all vacancies on the Board must be filled by unanimous vote of the non-employee directors then in office, although less than a quorum, or by a sole remaining director. Vacancies may not be filled by the Stockholders.


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                  (e) Removal of Directors. Directors may not be removed other than for "cause." As used herein, "cause" shall consist of the conviction in a court of law for any felony involving fraud, theft, deception or breach of fiduciary duties.

                  (f) Authority. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to act as set forth in paragraphs (i), (ii) and (iii) below:

                  (i) to make, alter, amend or repeal the By-Laws;

                  (ii) to designate one or more committees, each committee to consist of one or more directors of the Corporation, which, to the extent provided in the resolution designating the committee or in the By-Laws of the Corporation, shall, subject to the limitations prescribed by law or otherwise in this Certificate of Incorporation, have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require such seal (such committee or committees shall have such name or names as may be provided in the By-Laws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors); and

                  (iii) to exercise, in addition to the powers and authorities hereinbefore or by law conferred upon it, any such powers and authorities and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware and of this Certificate of Incorporation (and in particular Article
                  III) and of the By-Laws of the Corporation.

                  Notwithstanding anything to the contrary contained in this
Article VI, the Board of Directors of the Corporation shall not act, or propose to act, in any manner contrary to the provisions of the Call Option Agreement and the Pledge Agreement.

                  (g) Voting on Certain Matters.

                  The following transactions shall require the approval of two-thirds of the Corporation's directors:

                  (i) A merger or consolidation of the Corporation;

                  (ii) A sale or disposition of all or substantially all of the Corporation's assets;

                  (iii) The appointment of the Corporation's chief executive officer, chief financial officer or chief operating officer;

                  (iv) The issuance of common stock or securities or securities convertible into common stock;

                  (v) Any change in the size of the Board of Directors;


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                  (vi) Any amendment to this Certificate of Incorporation or the
                  By-Laws of the Corporation; and

                  (vii) Any transaction between the Corporation and any affiliate of the Corporation, Sunshine International Mining, Inc. ("Newco") or Sunshine Argentina, Inc. ("Sunshine Argentina") or any affiliate of The Liverpool Limited Partnership, Elliott International, L.P., Stonehill Institutional Partners, L.P. or Stonehill Offshore Partners Limited (other than transactions between the Corporation and any wholly-owned subsidiary of the Corporation other than Newco or Sunshine Argentina);

                  (viii) Any borrowing by the Corporation in excess of US$3 million; and

                  (ix) Any material agreement with a material impact on the value or the marketability of the Pirquitas Mine located in Jujuy, Argentina.

                  Amendment of this provision shall require the approval of two-thirds of the shares of Common Stock outstanding. The other provisions may be amended pursuant to the Delaware General Corporation Code.

                  (h) Initial Directors. The names and mailing addresses of the persons who are to serve as directors until the annual meeting of stockholders at which their term expires or until their successors are elected and qualified are as follows, each of whom shall serve in the class of directors set forth beneath his or her name:


NAME                                        ADDRESS
----                                        -------
John Simko - Class I                        5956 Sherry Lane
                                            Suite 6121
                                            Dallas, Texas  75225

Charles C. Reardon - Class II               141 South Windsor Avenue
                                            Bright Waters, New York 11718

Keith McCandlish - Class II                 #20, 708-11th
                                            Avenue, S.W.
                                            Calgary, Alberta
                                            Canada, T2R0E4

Arnold Kastenbaum - Class III               655 Barrymore Lane
                                            Mamaroneck, New York
                                            10543

George Elvin - Class III                    590 Madison Avenue
                                            21st Floor
                                            New York, New York


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                                  ARTICLE VII
                          INDEMNIFICATION OF DIRECTORS

                  (a) To the fullest extent permitted by the Delaware General Corporation Law, as it now exists or may hereafter be amended, a director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such repeal or modification.

                  (b) To the fullest extent permitted by Section 145 of the DGCL or any successor provisions thereto, (i) the Corporation shall (A) indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding (a "proceeding"), whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, against expenses (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding and (B) pay, upon receipt of any undertaking to repay amounts advanced required by the DGCL, expenses incurred by such person in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, and (ii) the Corporation may (A) indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding and (B) pay expenses incurred by such person in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. Notwithstanding clause (i)(A) of the preceding sentence, the Corporation shall be required to indemnify an indemnitee in connection with a proceeding (or part thereof) commenced by such indemnitee only if the commencement of such proceeding (or part thereof) by the indemnitee was authorized by the Board of Directors of the Corporation. The foregoing indemnification and advancement of expenses provisions shall not be deemed exclusive of any other rights to indemnification or advancement of expenses to which any such person may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise and are deemed to be contract rights with respect to each person entitled to the benefits of such new provisions. Any change in law that purports to restrict the ability of the Corporation to indemnify or advance expenses to any such person shall not affect the Corporation's obligation or right to indemnify and advance expenses to any such person with respect to any action, claim, suit or proceeding that occurred or arose or that is based on events or acts that occurred or arose, prior to such change in law.


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                                  ARTICLE VIII
                          RESERVATION OF RIGHT TO AMEND
                          CERTIFICATE OF INCORPORATION

                  The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law and all the provisions of this Certificate of Incorporation, and all rights and powers conferred in this Certificate of Incorporation on stockholders, directors and officers are subject to this reserved power.

                  IN WITNESS WHEREOF, pursuant to Section 303 of the DGCL and the terms of a Plan of Reorganization approved by the United States Bankruptcy Court for the District of Delaware, having jurisdiction over the Corporation, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its President and attested by its Secretary, all on February 16, 2001.



SEAL                             By: /s/ William W. Davis
                                     -------------------------------------------
                                 Name: William W. Davis
                                 President, Sunshine Mining and Refining Company

Attest:

/s/ Mary Jo Williams
--------------------
Name: Mary Jo Williams
Secretary, Sunshine Mining & Refining Company


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